Exhibit 10.20

TENTH AMENDMENT OF LEASE

This Tenth Amendment of Lease ("Tenth Amendment") is made this 24th day of May 2022, by and between Oxford Spectrum Wilson LLC, a California Limited Liability Company, (hereinafter called "Lessor") and Staar Surgical Company, a Delaware corporation (hereinafter called "Lessee").

RECITALS:

A.
Lessor and Lessee have heretofore entered into that certain Commercial Lease Agreement dated April 5, 2000, Amendment No. 1 to Lease dated January 3, 2003, Amendment No. 2 to Lease dated December 1, 2005, Amendment No. 3 to Lease dated December 8, 2008, Amendment No. 4 to Lease dated January 28, 2010, Amendment No. 5 to Lease dated August 18, 2011, Amendment No. 6 to Lease dated November 4, 2013; Amendment No. 7 to Lease dated May 27, 2015, Amendment No. 8 to Lease dated January 5, 2017 and Amendment No 9 to Lease dated October 17, 2019 (collectively ''the Lease") for the premises commonly known as 27121 Aliso Creek Road, Suites 100, 105, 110 & 115, in the City of Aliso Viejo, County of Orange, State of California, consisting of approximately six thousand one hundred sixty four (6,164) rentable square feet of floor area and are situated in a commercial development commonly known as Pacific Park Plaza ("Project").
B.
By this Tenth Amendment of Lease, Lessor and Lessee desire to amend the Original Lease to add additional space on the terms and conditions provided herein.
C.
Unless otherwise defined herein, capitalized terms shall have the meanings given such terms in the Lease.

NOW THEREFORE, for valuable consideration, the sufficiency and receipt of which is hereby acknowledged, and in further consideration of the mutual agreements set forth herein, it is hereby agreed as follow:

1.
The Expansion Space is added to the Premises such that the Premises shall be comprised of the Existing Space and the Expansion Space, and Exhibit "A-2" attached hereto is hereby added to Exhibit "A" to the Original Lease.
2.
Lessor and Lessee hereby acknowledge that certain commercial space described as 27121 Aliso Creek Road, Suites 130, containing a total of approximately one thousand eight hundred fifteen (1,815) rentable square feet located in a commercial development known as Pacific Park Plaza ("Expansion Space").
3.
Lease Term. The Lease Term shall be coterminous with the Existing Space, as extended by this Agreement. The term shall be for thirty six (36) months commencing June 1, 2022 and expiring May 31, 2025.
4.
Base Rent Schedule. Monthly Base Rent for the Premises is as follows:

June 1, 2022 - July 31, 2022	$0.00 rental abatement
August 1, 2022 - May 31, 2023	$2,904.00 per month ($1.60 psf)
June 1, 2023 - May 31, 2024	$2,994.75 per month ($1.65 psf)
June 1, 2024-May 31, 2025	$3,085.50 per month ($1.70 psf)

5.
Operating Expenses: Exhibit B: Expansion Space Shall adjust to a Standard Industrial/Commercial Multi Tenant Net- Lease: Exhibit B. Estimated to be at $871.20 $0.48 psf per month for the calendar year 2022. to be adjusted annually in accordance with section Exhibit B of the Lease.
6.
Security Deposit: Lessee shall deposit with Lessor Three Thousand Three Hundred Ninety-Four and 05/100 dollars ($3,394.05) under the Lease.
7.
Option to Extend: Lessee shall not be in default under any of the terms of the Lease, Lessee shall be granted one (1) option to renew for a period of five (5) years under all the same terms and conditions of the lease except for the Base Rent, at Fair Market Rental Value. In order to exercise

Exhibit 10.20

this option, Lessor must receive Lessee's prior written intent to exercise the option no later than six (6) months prior to the expiration of the said lease.
8.
Tenant Improvement Allowance. Lessor shall provide Lessee with a tenant improvement allowance in the amount not to exceed $10,890.00 Ten Thousand Eight Hundred Ninety Dollars $6.00 psf (the "Tenant Improvement Allowance".) Improvement Allowance shall be paid to Lessee upon presentation to Lessor of invoices and unconditional lien releases from Lessee's Contractor and all of its subcontractors, aterialmen and/or suppliers. All tenant improvement must be approved by both parties. Building standard materials, finishes and specifications shall be used and subject to landlords approval.
9.
Right of First Refusal: Attached document of the right of Refusal: Tenant shall have the Right of First refusal with regard to the space located in building 27121 Suite #120 should become aviable for lease. Landlord shall provide written notice to Tenant in the event any such space becomes available; Tenant shall notify Landlord of its intention to lease with three (3) days after it receipt of Landlords notice. In the event Tenant exercises this right of first refusal, the rental amount for such additional space "the Future Space" shall be at the fair market rent "FMV".
10.
Commission: Tenant requires Landlord to enter into a separate agreement with Broker, under which Landlord agrees to pay Broker a real estate commission equal to a full market commission equal to 3% of the aggregate gross annual Base Rent for the Term.
11.
Use of Premises: Notwithstanding the Use specified in the Lease, Lessee shall not, at any time or for any reason, use the Premises or any portion of the Premises to plant, grow, harvest, produce, cultivate, cut, rate, test, infuse, manufacture inventory, package, label, dispense, distribute, transport or sell (including retail sales, non-storefront retail and delivery only retail) or provide a consumption area for Cannabis or Marijuana or any products or paraphernalia related to the use of Cannabis or Marijuana. This specifically includes, but is not limited to, Cannabis, CBD oil or Marijuana produced for medicinal uses.

Lessee shall not allow the use or consumption of Marijuana or Cannabis, including but not limited to smoking, eating or ingesting it in any other manner, by Lessee or any of Lessee's employees, suppliers, shippers, customers, contractors or invitees at any time when Lessee and Lessee's employees, suppliers, shippers, customers, contractors or invitees are in the Premises or in any of the common areas of the Building within which the Premises are located, including parking lots and structures, or any other buildings located with the Project.

The violation of this provision shall constitute a material non-curable breach of the Lease.

Except as hereby modified, said expansion space shall be modified to a Multi Tenant Net Lease, all other terms and conditions of the Lease shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Tenth Amendment as of the day and year first above written.

LESSOR:	LESSEE:
OXFORD SPECTRUM WILSON LLC, a California limited liability company	STAAR SURGICAL COMPANY, a Delaware Corporation
DocuSigned by:	DocuSigned by:
By: /s/ Jim Neiger	By: /s/ Justin Reed
Name: Jim Neiger, President Essex Realty Management, Inc.	Name: Justin Reed
Its: Agent for Lessor	Its: Sr. Director of Engineering -US
Date: 5/27/2022	Date: 5/25/2022